Exhibit 10.3
Execution Version
MASTER SERVICES AGREEMENT
BY AND BETWEEN
RIGS HAYNESVILLE PARTNERSHIP CO.
AND
REGENCY EMPLOYEES MANAGEMENT LLC

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.1	Definitions	1
1.2	Interpretation	4

ARTICLE II. SERVICES		5
2.1	General and Administrative Services	5
2.2	Operations and Maintenance Services	5
2.3	Construction Management Services	5
2.4	Operating Budget	5
2.5	Insurance for Owner	6
2.6	Additional Services	7
2.7	Standard of Care	8
2.8	Senior Management Team	8
2.9	Duty to the Owner.	8
2.10	Insurance for Management Company	9

ARTICLE III. PAYMENTS AND FEES		10
3.1	G&A Payment	10
3.2	Fee for Other Services.	11
3.3	Adjustment of Payments.	12
3.4	Payment Terms.	13
3.5	Taxes	13

ARTICLE IV. TERM; TERMINATION		14
4.1	Term	14
4.2	Early Termination Upon Change of Control	14
4.3	Transition Services.	14

ARTICLE V. LIMITS OF RESPONSIBILITY; INDEMNIFICATION		15
5.1	Limits of Responsibility.	15
5.2	Indemnification by the Owner	15
5.3	Indemnification by the Management Company	16
5.4	Indemnity Amount	16
5.5	No Waiver of Partnership Agreement Indemnification and Exculpation Provisions	16

ARTICLE VI. FORCE MAJEURE		16
6.1	Excused Performance	16
6.2	No Preclusion	17
6.3	Limitations on Effect of Force Majeure	17

ARTICLE VII. REPRESENTATIONS AND WARRANTIES		17
7.1	Owner Representations	17

7.2	Management Company Representations	17

ARTICLE VIII. DEFAULT; REMEDIES; ASSIGNMENT		18
8.1	Events of Default	18
8.2	Remedies	19

ARTICLE IX. GENERAL PROVISIONS		19
9.1	Choice of Law; Submission to Jurisdiction	19
9.2	Waiver of Jury Trial	19
9.3	Notices	19
9.4	Further Assurances	20
9.5	Entire Agreement	20
9.6	Effect of Waiver or Consent	20
9.7	Amendment or Modification	21
9.8	Assignment; Third-Party Beneficiaries	21
9.9	Counterparts	21
9.10	Severability	21
9.11	Relationship of the Parties	21
9.12	Binding Effect	21
9.13	Laws and Regulations	21
9.14	No Recourse	21
9.15	Signatories Duly Authorized	21
9.16	Books and Records	21
9.17	Audit Rights	22
9.18	Survival	22
9.19	Mutuality of Drafting	22
Schedules

Schedule 2.1	G&A Services
Schedule 2.2	O&M Services
Schedule 2.3	Construction Management Services
Schedule 2.5	Insurance
Schedule 2.8	Senior Management Team

MASTER SERVICES AGREEMENT
     This Master Services Agreement (this “Agreement”), is executed and agreed to as of March 17, 2009(the “Effective Date”) by and between RIGS Haynesville Partnership Co., a Delaware general partnership (the “Owner”), and Regency Employees Management LLC, a Delaware limited liability company (the “Management Company”). The Owner and the Management Company are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties.”
RECITALS
     WHEREAS, the Owner indirectly owns and operates existing natural gas transportation assets located in northern Louisiana and is developing and constructing the Haynesville Expansion Project (as defined below); and
     WHEREAS, the Owner desires to retain the Management Company to provide, and the Management Company desires to provide to the Owner and its subsidiaries, services necessary to manage the day-to-day operations of the Owner’s and its subsidiaries’ existing business, including construction management services to manage the construction of the Haynesville Expansion Project and any future Development Projects.
     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Agreement” is defined in the preamble.
     “Assets” means the Existing Assets and any other natural gas transportation or natural gas storage assets acquired or developed by the Owner or any of its wholly owned subsidiaries.
     “Bankruptcy Laws” means any laws, rules or regulations pertaining to bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, liquidation, creditors’ rights or similar matters now or hereafter in effect.
     “Construction Management Services” is defined in Section 2.3.
     “Defaulting Party” is defined in Section 8.1.
     “Development Project” means the Haynesville Expansion Project and any other project undertaken by the Owner to construct or develop additional Assets or to expand any Assets of the Owner.

     “Dollars” or “$” means the lawful currency of the United States of America.
     “Effective Date” is defined in the preamble.
     “Event of Default” is defined in Section 8.1.
     “Existing Assets” means the Owner’s existing natural gas transportation assets located in northern Louisiana and the assets included in the Haynesville Expansion Project.
     “Force Majeure” means any event that occurs after the Effective Date that is beyond the reasonable control of and without the fault or negligence of the affected Party which causes the affected Party to be unable to perform its obligations under this Agreement, and which by the exercise of due foresight such affected Party could not reasonably have been expected to avoid and which such affected Party is unable to overcome by the exercise of due diligence and reasonable care, and, provided that the affected Party complies with the provisions set forth in Section 6.1 hereof, shall include any of the following but only to the extent that each satisfies the above requirements: acts of God (e.g., earthquakes, hurricanes, flood, lightning, storms, fire, pestilence or other natural catastrophes); epidemics, wars, riots, civil disturbances, sabotage or other civil disobedience; strikes or other labor disputes; or action or inaction of legislative, judicial or other governmental bodies that render illegal actions in accordance with this Agreement.
     “G&A Payment” is defined in Section 3.1.
     “G&A Services” is defined in Section 2.1.
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
     “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States, or any agency, court or instrumentality or statutory or regulatory body thereof.
     “Haynesville Expansion Budget” has the meaning ascribed in the Partnership Agreement.
     “Haynesville Expansion Project” has the meaning ascribed in the Partnership Agreement.
     “Indemnified Party” means any Owner Indemnified Party or Management Company Indemnified Party, as applicable.
     “Initial Term” is defined in Section 4.1.
     “Interest Rate” means the per annum rate of interest established from time to time by JPMorgan Chase Bank as its prime rate (which rate may not be the lowest rate of interest charged by JPMorgan Chase Bank to its customers) plus 2% percent.

     “Law” means any law, statute, code, ordinance, order, rule, rules of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.
     “Loss” and “Losses” are defined in Section 5.2.
     “Management Committee” has the meaning ascribed in the Partnership Agreement.
     “Management Company” is defined in the preamble.
     “Management Company Indemnified Parties” is defined in Section 5.2.
     “Non-Defaulting Party” is defined in Section 8.1.
     “Notice” means a communication from one Party to the other Party conforming to the requirements of Section 9.3.
     “O&M Services” is defined in Section 2.2.
     “Operating Budget” has the meaning ascribed in the Partnership Agreement.
     “Owner” is defined in the preamble.
     “Owner Indemnified Parties” is defined in Section 5.3.
     “Partnership Agreement” means the Amended and Restated General Partnership Agreement of Owner, dated as of March 17, 2009, by and among Regency Haynesville Intrastate Gas LLC, EFS Haynesville, LLC, Alinda Gas Pipeline I, L.P. and Alinda Gas Pipeline II, L.P.
     “Party” and “Parties” are defined in the preamble.
     “Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.
     “Pipeline Construction Contract” means the Pipeline Construction Contract, dated February 24, 2009, by and between Regency Intrastate Gas Services LP (formerly known as Regency Intrastate Gas Services LLC) and Price Gregory International, Inc.
     “Project Budget” means the Owner’s budget for a specific Development Project which has been consented to by the Management Company, such consent not to be unreasonably withheld.
     “Prudent Industry Practices” means, at a particular time, any of the practices, methods and acts which, in the exercise of reasonable judgment based upon the circumstances existing, and the information available, at such time, is reasonably expected to result in the proper operation and maintenance of the Assets and shall include the practices, methods and acts engaged in or approved by a significant portion of, or otherwise commonly used in, the industry at such time with respect to assets of the same or similar types as the Assets. Prudent Industry Practices are not intended to be limited to optimum practices, methods or acts, to the exclusion of all others, but rather is a spectrum of possible practices, methods and acts which could have been expected to accomplish the desired result at a commercially reasonable cost and consistent with reliability, safety, timeliness and all applicable Laws, as applicable. Prudent Industry Practices are intended to entail the same standards as the Parties would, in the commercially reasonable prudent management of their own properties, use from time to time.
     “Reimbursable Personnel Expenses” is defined in Section 3.2(b).
     “Senior Management Team” is defined in Section 2.8.
     “Services” means the G&A Services, the O&M Services, the Construction Management Services and the any other services provided by the Management Company to the Owner pursuant to this Agreement.
     “Term” is defined in Section 4.1.
     “Third Party” means a Person other than a Party.
     “Third Party Expenses” is defined in Section 3.2(a).
     “Wage Estimate Factor” means the percentage increase or decrease in the Industry Total mean yearly earnings of Oil and Gas Field Services workers for the most recent calendar year for which such statistics are published compared to the calendar year preceding as published in the Occupational Employment Statistics of SIC Industry Group 318 — Oil and Gas Field Services by the U.S. Department of Labor, Bureau of Labor Statistics, as of the Effective Date, or, if such statistics are discontinued, any successor or substitute statistics, which, in the Management Company’s reasonable opinion, is most nearly equivalent to such statistics.
     1.2 Interpretation. In this Agreement, unless the context otherwise requires:
(a)	the headings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties, nor should they be used to aid in any manner to construe or interpret this Agreement;

(b)	the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural words;

(c)	the terms “hereof,” “herein,” “hereto” and similar words refer to this entire Agreement and not any particular Article, Section, Schedule or any other subdivision of this Agreement;

(d)	references to “Article”, “Section” or “Schedule” are to this Agreement unless specified;

(e)	reference to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any agreement or document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms;

(f)	references to any Law shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(g)	references to any Person shall be construed as a reference to such Person’s successors and permitted assigns; and

(h)	references to “include,” “includes,” “including” and similar phrases shall mean “including, without limitation”.
ARTICLE II.
SERVICES
     2.1 General and Administrative Services. The Management Company shall provide the Owner with general and administrative services reasonably required by the Owner to operate, manage, maintain and report the operating results of the Assets to the extent such services are consistent with the nature and scope of the general and administrative services provided by the Management Company with respect to the Existing Assets prior to the date of this Agreement, including the services listed on Schedule 2.1 hereto (the “G&A Services”).
     2.2 Operations and Maintenance Services. The Management Company shall provide the Owner with operations and maintenance services reasonably required to operate and maintain the Assets, including the services listed on Schedule 2.2 hereto, but in each case only if, and to the extent, such services are included in the applicable Operating Budget (the “O&M Services”).
     2.3 Construction Management Services. The Management Company shall provide the Owner with construction management services reasonably required to manage the construction of the Haynesville Expansion Project and any other Development Project, including the services listed on Schedule 2.3 hereto, but in each case only if, and to the extent, such services are included in the Haynesville Expansion Budget or the other applicable Project Budget (the “Construction Management Services”).
     2.4 Operating Budget. As part of the Services, on or before November 30th of each calendar year, the Management Company will prepare and deliver to the Owner an Operating Budget for the following calendar year which will set forth its good-faith approximation of all expenses necessary in all material respects to own, operate and maintain the Owner’s business in accordance with the Owner’s business plan that is communicated to the Management Company and to provide the Services hereunder in accordance with the standard of care set forth in Section 2.7. The Operating Budget for each calendar year is subject to the approval of the Owner. If the Owner fails to approve an Operating Budget with respect to any calendar year, then (i) the Operating Budget previously approved by the Owner for the prior calendar year shall remain in effect after giving effect to any dispositions or other material changes to the Assets of the Owner during such prior calendar year, (ii) any items of the proposed Operating Budget that have been approved by the Owner shall become effective, and (iii) the Management Company will be entitled to expend funds, in any calendar quarter, in an amount equal to the lesser of (1) the actual expenses incurred by the Management Company in such calendar quarter, and (2) the budgeted amount for the corresponding calendar quarter in the Operating Budget previously approved by the Owner for the prior calendar year adjusted by the Wage Estimate Factor. The Owner shall revise the Operating Budget as necessary to reflect any agreed upon changes in the G&A Payment, Third Party Expenses or Reimbursable Personnel Expenses during the calendar year.
     2.5 Insurance for Owner.
(a)	As part of the Services, the Management Company shall carry and maintain, or cause to be carried and maintained, on behalf of the Owner insurance coverages substantially consistent with the insurance coverages described on Schedule 2.5 attached hereto or such other insurance coverages as are reasonably requested and approved by the Owner, including D&O insurance, in each case, to the extent the cost and expense of such insurance coverage is included in the applicable Operating Budget (or billed by the insurance provider in connection with any audit by the insurance provider in accordance with the terms of any such applicable insurance coverage for which the premium has been paid) and the funds therefor have been provided by the Owner (provided, that if such insurance is carried in the name of the Management Company (or any affiliate of the Management Company other than the Owner) pursuant to the Management Company’s (or such affiliate’s) then existing insurance program, then the Owner shall not be obligated to pay for such insurance until invoiced to the Owner and due by the Owner in accordance with Section 3.4(a)). In addition, if requested by the Owner, the Management Company shall obtain and maintain, or cause to be obtained and maintained, prior to the commencement of construction, Builders All Risk with a replacement cost lost limit and Delay In Start Up insurance for any above ground assets including the compression station to the extent that the cost and expense of such construction insurance coverage is included in the applicable Operating Budget and the funds therefor have been provided by the Owner, and the Parties agree that the cost of any such construction insurance coverage shall be billed directly to, and paid directly by, the Owner.
(b)	In each of the policies described on Schedule 2.5 or that are otherwise obtained, the Management Company agrees to use commercially reasonable efforts to provide that (i) with respect to all such insurance described on Schedule 2.5, such insurance shall be maintained with insurance companies with the AM Best rating indicated therein and with respect to all other insurance (or if no rating is indicated on Schedule 2.5), shall be maintained with insurance companies rated AX or better by AM

Best or as otherwise may be reasonably acceptable to the Owner, (ii) such insurance shall be primary for the benefit of the Owner, (iii) with respect to all such insurance described on Schedule 2.5, the Owner shall be a named insured, insured or additional insured as indicated therein and with respect to all other insurance (or if not indicated on Schedule 2.5), the Owner shall be named insured, insured or additional insured as requested and approved by the Owner, (iv) non-renewal or cancellation will be effective only after written notice is received from the insurance company thirty (30) days in advance of such non-renewal or cancellation and (v) it and its insurers and underwriters shall waive, any rights of subrogation or recovery they may have against the Owner or its Affiliates. At the Owner’s request from time to time, the Management Company shall furnish the Owner with certificates of insurance (to the extent the insurance has been obtained) on forms reasonably acceptable to the Owner as evidence that policies providing the required coverages and limits of insurance are in full force and effect.
(c)	Notwithstanding anything to the contrary set forth herein, in the event that the Management Company (in consultation with its insurance adviser) determines that any insurance coverages (including provisions, coverage, extensions, the limits or deductibles thereof) required to be obtained or maintained by this Section 2.5 are not available on commercially reasonable terms in the applicable commercial insurance market, then the Management Company shall not be obligated to obtain such insurance pursuant to this Section 2.5 and the Management Company shall so notify the Owner and shall consult with the Owner to determine what, if any, alternate insurance is available for the applicable coverages on commercially reasonable terms in the applicable commercial insurance market and shall obtain any such available alternate insurance requested by the Owner to the extent the costs and expenses of such insurance is included in the Operating Budget (or billed by the insurance provider in connection with any audit by the insurance provider in accordance with the terms of any such applicable insurance coverage for which the premium has been paid) and the funds therefor have been provided by the Owner (provided, that if such insurance is carried in the name of the Management Company (or any affiliate of the Management Company other than the Owner) pursuant to the Management Company’s (or such affiliate’s) then existing insurance program, then the Owner shall not be obligated to pay for such insurance until invoiced to the Owner and due by the Owner in accordance with Section 3.4(a)). Notwithstanding anything to the contrary set forth herein, the Parties agree that the cost of any insurance coverage requested by the Owner in addition to the insurance coverage described on Schedule 2.5 (including any D&O insurance coverage) shall be billed directly to, and paid directly by, the Owner.
     2.6 Additional Services. The Owner shall have the right to request additional Services from the Management Company from time to time and the Management Company shall provide such additional Services to the Owner; provided, that (a) it is reasonably practicable for the Management Company to provide such additional Services and such request by the Owner shall be made in sufficient time so as to provide the Management Company, using commercially reasonable efforts, the opportunity to provide or make arrangements for the provision of such additional Services and (b) the Parties agree on the amount of the adjustment to the G&A Payment, Third Party Expenses and/or Reimbursable Personnel Expenses payable to the Management Company with respect to such additional Services and, to the extent necessary, adjust the Operating Budget and the Haynesville Expansion Budget or other applicable Project Budget to account therefor.
     2.7 Standard of Care. The Services will be provided by the Management Company (or its employees, representatives, agents or contractors) in accordance with Prudent Industry Practices and shall be substantially equivalent in quality to the services provided by the Management Company in connection with the Management Company’s operation and management of its affiliates’ assets that are similar to the Assets. Without limiting the standard of care set forth in the preceding sentence, the Management Company shall use reasonable efforts to cause the Services to be performed in compliance with all applicable Laws in all material respects.
     2.8 Senior Management Team. The Management Company shall nominate individuals to serve as the senior management team of the Owner who shall supervise the provision of Services hereunder. Upon approval of the Owner, such individuals shall comprise the “Senior Management Team” of the Owner. The Owner may but shall not be obligated to, appoint any member of the Senior Management Team to be officers of the Owner. The Owner may instruct the Management Company to remove or replace any member of the Senior Management Team at any time upon consultation with the Management Company. The Management Company may remove any member of the Senior Management Team upon consultation with the Owner; provided, that if the Management Company removes a member of the Senior Management Team, then the Management Company shall nominate promptly a replacement with substantially similar or greater experience as such removed member of the Senior Management Team. If there is a vacancy in any position on the Senior Management Team, the Management Company shall nominate an individual to fill such vacancy, and subject to the approval by the Owner, such individual shall become a member of the Senior Management Team. Schedule 2.8 lists the positions of the Senior Management Team and the names of the individuals on the initial Senior Management Team holding each such position.
     2.9 Duty to the Owner.
(a)	The Management Company shall dedicate sufficient personnel and resources to provide the Services in accordance with Prudent Industry Practices, the Operating Budget, the Haynesville Expansion Budget or other applicable Project Budget and the terms of this Agreement; provided, that, except as set forth in Section 2.9(b), neither the Management Company, the Senior Management Team nor any employee or officer of the Management Company shall be required to perform the Services as such Person’s sole and exclusive occupation, and the Management Company, the Senior Management Team and the employees and officers of the Management Company may have other occupations and activities in addition to those relating to this Agreement. For the avoidance of doubt, the Owner acknowledges and agrees that the Management Company currently operates, and shall have the right to operate during the Term, other assets (including the assets owned by Regency Energy Partners LP and its affiliates) in addition to the Assets.
(b)	The Management Company agrees that each member of the Senior Management shall dedicate to the performance of the Services a percentage of such Person’s working time equal to or greater than the percentage set forth opposite such Person’s name on Schedule 2.8. The Parties shall review the schedule on an annual basis and make any agreed upon updates.
     2.10 Insurance for Management Company.
(a)	The Management Company shall carry and maintain, or cause to be carried and maintained, on its own behalf insurance coverages substantially consistent with the insurance coverages described on Schedule 2.5 or such other insurance coverages as are reasonably requested and approved by the Owner, in each case, to the extent the cost and expense of such insurance coverage is included in the applicable Operating Budget (or billed by the insurance provider in connection with any audit by the insurance provider in accordance with the terms of any such applicable insurance coverage for which the premium has been paid) and the funds therefor are provided by the Owner (provided, that if such insurance is carried in the name of the Management Company (or any affiliate of the Management Company other than the Owner) pursuant to the Management Company’s (or such affiliate’s) then existing insurance program, then the Owner shall not be obligated to pay for such insurance until invoiced to the Owner and due by the Owner in accordance with Section 3.4(a)). At the Owner’s request from time to time, the Management Company shall furnish the Owner with certificates of insurance (to the extent the insurance has been obtained) on forms reasonably acceptable to the Owner as evidence that policies providing the required coverages and limits of insurance are in full force and effect.
(b)	The Management Company agrees to use commercially reasonable efforts to provide that (i) with respect to all such insurance described on Schedule 2.5, such insurance shall be maintained with insurance companies with the AM Best rating indicated therein, and with respect to all other insurance (or if no rating is indicated on Schedule 2.5) shall be maintained with insurance companies rated AX or better by AM Best or as otherwise may be reasonably acceptable to Owner, (ii) such insurance shall be primary for the benefit of the Management Company and the Owner, (iii) with respect to all insurance described on Schedule 2.5, the Management Company and the Owner shall be a named insured, insured or additional insured as indicated therein and with respect to all other insurance (or if not indicated on Schedule 2.5), the Management Company and the Owner shall be a named insured, insured or additional insured as requested and approved by the Owner, (iv) non-renewal or cancellation will be effective only after written notice is received from the insurance company thirty (30) days in advance of such non-renewal or cancellation and (v) it and its insurers and underwriters shall waive, any rights of subrogation or recovery they may have against the Owner or its Affiliates.
(c)	Notwithstanding anything to the contrary set forth herein, in the event that the Management Company (in consultation with its insurance adviser) determines that any insurance coverages (including provisions, coverage, extensions, the limits or deductibles thereof) required to be obtained or maintained by this Section 2.10 are not available on commercially reasonable terms in the applicable commercial insurance market, then the Management Company shall not be obligated to obtain such insurance pursuant to this Section 2.10 and the Management Company shall so notify the Owner and shall consult with the Owner to determine what, if any, alternate insurance is available for the applicable coverages on commercially reasonable terms in the applicable commercial insurance market and shall obtain any such available alternate insurance requested by the Owner to the extent the costs and expenses of such insurance is included in the Operating Budget (or billed by the insurance provider in connection with any audit by the insurance provider in accordance with the terms of any such applicable insurance coverage for which the premium has been paid) and the funds therefor have been provided by the Owner (provided, that if such insurance is carried in the name of the Management Company (or any affiliate of the Management Company other than the Owner) pursuant to the Management Company’s (or such affiliate’s) then existing insurance program, then the Owner shall not be obligated to pay for such insurance until invoiced to the Owner and due by the Owner in accordance with Section 3.4(a)).
ARTICLE III.
PAYMENTS AND FEES
     3.1 G&A Payment. In full consideration for the G&A Services provided by the Management Company, the Owner shall pay to the Management Company an amount equal to five hundred thousand Dollars ($500,000) per calendar month commencing on the Effective Date (such monthly payment, the “G&A Payment”); provided that (a) the G&A Payment will be adjusted at the beginning of each fiscal quarter, commencing with the first fiscal quarter in 2010, by the Wage Estimate Factor (or, if applicable, will be increased by such amount as may be mutually agreed by the Parties after good faith negotiations), and (b) on the date of substantial completion of the Haynesville Expansion Project (as determined in accordance with the Pipeline Construction Contract), the G&A Payment (as of such date) shall be increased by fifty thousand Dollars ($50,000). The G&A Payment will be prorated for partial calendar months.

     3.2 Fee for Other Services.
(a)	Amounts Payable to Third Parties. The Owner agrees to pay directly to Third Parties all costs and expenses payable to Third Parties in connection with the Management Company’s providing the O&M Services, the Construction Management Services and all other Services (including the payment of any insurance premiums payable in connection with the insurance required to be obtained and maintained pursuant to Section 2.5, Section 2.10 and Schedule 2.5 to the extent such insurance is obtained directly in the name of the Owner, but excluding the G&A Services), to the extent that such costs and expenses are included in the applicable Operating Budget and/or the Haynesville Expansion Budget and/or other applicable Project Budget. In addition, in the event the Management Company pays any costs and expenses to Third Parties in connection with providing the O&M Services, the Construction Management Services and all other Services (other than the G&A Services) provided by the Management Company, including insurance premiums payable in connection with insurance required to be obtained and maintained pursuant to Section 2.5, Section 2.10 and Schedule 2.5 attached hereto (collectively, “Third Party Expenses”), then the Owner shall reimburse the Management Company for all Third Party Expenses, to the extent such Third Party Expenses are included in the applicable Operating Budget and/or the approved Haynesville Expansion Budget and/or other applicable Project Budget; provided, that the amount payable by the Owner with respect to any Third Party Expenses that include any costs and expenses not solely attributable to the Assets (or the construction, operation, maintenance or management thereof) shall be the allocable share of such Third Party Expenses that are attributable to the Assets (or the construction, operation, maintenance or management thereof) as determined by the Parties on an equitable basis.
(b)	Amounts Payable to Management Company Personnel. In consideration for the O&M Services, the Construction Management Services and all other Services (other than the G&A Services) provided by the Management Company, the Owner shall, in addition to making the payments set forth in Section 3.2(a), reimburse the Management Company for the Owner’s pro rata share of all costs and expenses incurred (without duplication) by the Management Company in providing personnel to provide such Services to the extent such costs and expenses are included in the applicable Operating Budget and/or the approved Haynesville Expansion Budget and/or other applicable Project Budget, including the following costs and expenses (collectively, the “Reimbursable Personnel Expenses”):
(i)	compensation, including equity compensation, salary and wages (including payroll and withholding taxes associated therewith), provided, however, that the economic costs associated with equity-

based compensation awards that are granted to Management Company employees by the Board of Directors of Regency GP, LLC, pursuant to the Regency GP, LLC Long-Term Incentive Plan, shall be reimbursed to Regency GP, LLC solely by the Owner, such economic costs to be determined in good faith by Regency GP, LLC;

(ii)	401(k) costs and any matching 401(k) contributions;

(iii)	vacation and sick leave benefits;

(iv)	medical and health insurance benefits;

(v)	disability insurance (including benefits paid);

(vi)	workers’ compensation (including benefits paid);

(vii)	life insurance;

(viii)	any other employee benefit for which the Management Company incurs costs.
The Owner’s pro rata share of Reimbursable Personnel Expenses with respect to each individual providing Services shall be based on a fraction, the numerator of which is the number of hours in the pay periods ending during the preceding calendar month such individual devoted to matters relating to the Assets and the denominator of which is the aggregate number of hours such individual devoted to all work performed in the pay periods ending in the preceding calendar month. Where it is not reasonably practicable to determine the pro rata share of Reimbursable Personnel Expenses with respect to an individual, the Management Company shall make a good faith reasonable estimate of such pro rata share.
     3.3 Adjustment of Payments.
     (a) If after the Effective Date (x) the Owner completes any acquisitions or dispositions of assets or businesses or undertakes any Development Project (other than the Haynesville Expansion Project), (y) any new Laws or accounting rules are enacted or implemented or (z) any other change in the business of the Owner occurs that is not anticipated as of the Effective Date, then the G&A Payment shall be equitably increased or decreased, as appropriate, in order to account for adjustments in the nature and extent of the G&A Services to be provided by the Management Company to the Owner, with any such increase or decrease in the G&A Payment to be determined in good faith negotiations between the Parties at such time.
     (b) In the event that the Owner requests additional Services pursuant to Section 2.6 and the Parties agree on the amount of the adjustment to the G&A Payment and/or Reimbursable Personnel Expenses payable to the Management Company with respect to such additional Services (which agreement is a condition to the Management Company providing such additional Services), then the G&A Payment and/or the Reimbursable Personnel Expenses payable to the Management Company shall be adjusted to reflect such agreement.
     3.4 Payment Terms.
(a)	No later than ten (10) days following the end of each calendar month following the Effective Date, the Management Company will submit monthly invoices to the Owner for the Third Party Expenses and Reimbursable Personnel Expenses incurred by the Management Company during such calendar month. Payment will be due no later than twenty (20) days after an invoice is received by the Owner. Payment of the G&A Payment will be due no later than ten (10) days following the end of each calendar month following the Effective Date.

(b)	The Owner will have the right to withhold payment of any amounts disputed in good faith. The Owner and the Management Company will diligently work to resolved disputed amounts as soon as reasonably possible.

(c)	All payments shall be made by wire transfer of immediately available funds, to an account designated by the Management Company from time to time, no later than 2:00 p.m. (New York time) on the due date.

(d)	In the event the Owner fails to make any payment when due, interest shall accrue on any unpaid amount at the Interest Rate calculated from the date due until the date paid. In the event an amount charged by the Management Company and paid by the Owner is later found to be more than the amount actually due, the Management Company shall refund the overpayment, together with interest at the Interest Rate calculated from the date of payment until the date of refund.
     3.5 Taxes. In addition to other amounts owed pursuant to this Agreement, the Owner shall be responsible for, and shall pay, all taxes applicable to (i) the provision of the Services by the Management Company (whether or not such taxes increase or decrease in the future), and (ii) the ownership, operation, maintenance or control of the Assets. The Management Company may add to its invoices the amount of such taxes which the Management Company pays pursuant to the terms of this Agreement, or is otherwise required by applicable Law, to pay directly to the relevant taxing authority in connection with this Agreement, and such amounts shall be due with such invoices. Notwithstanding anything to the contrary contained herein, each Party shall be responsible for (i) income taxes resulting from amounts paid or payable to it under this Agreement, and (ii) employment taxes and social security payments relating to its own employees. For the avoidance of doubt, the Management Company, and not the Owner, shall treat the providers of services under this Agreement as employees for tax purposes.

ARTICLE IV.
TERM; TERMINATION
     4.1 Term. This Agreement will commence on the Effective Date and, subject to the terms and conditions hereof, will remain in effect for an initial period of five (5) years (the “Initial Term”); provided, that this Agreement shall automatically renew for additional periods of five (5) years each (the Initial Term and any additional period, the “Term”) unless, on or prior to the date that is one hundred eighty (180) days before the expiration of the then current Term, either Party notifies the other Party that it will be terminating this Agreement upon the expiration of such current Term.
     4.2 Early Termination Upon Change of Control. If at any time General Electric Capital Corporation ceases to Control (as defined in the Partnership Agreement) or notifies the Owner that it intends to cease to Control, Regency Energy Partners LP, the Owner may terminate this Agreement as provided in Section 7.3(g)(iii) of the Partnership Agreement without liability to the Management Company or its affiliates arising out of such termination.
     4.3 Transition Services.
(a)	If either Party notifies the other Party of its intention to terminate this Agreement at the expiration of the then current Term pursuant to Section 4.1, then from the period commencing one hundred eighty (180) days before the end of such current term until the date of termination of this Agreement, the Management Company shall in good faith assist and cooperate with the Owner to facilitate the transfer of the Services to any Third Party designated by the Owner; provided, that, during such transition period, the Owner shall pay to the Management Company the G&A Payment, Reimbursable Personnel Expenses, Third Party Expenses and any other amounts payable by the Owner to the Management Company pursuant to this Agreement.

(b)	If the Owner has the right to terminate this Agreement pursuant to Section 4.2 or Section 8.2, the Owner may designate the date of termination at a future date of its election and the Management Company agrees to in good faith continue to perform under this Agreement and assist and cooperate with the Owner until such date of termination to facilitate the transfer of the Services to any Third Party designated by the Owner; provided, that, such transition period shall not exceed one hundred eighty (180) days, and that the Owner shall pay to the Management Company the G&A Payment, Reimbursable Personnel Expenses, Third Party Expenses and any other amounts payable by the Owner to the Management Company pursuant to this Agreement.

(c)	The Management Company agrees to provide to the Owner (or its designee) originals or copies of all books and records pertaining to the Owner and the Services.

ARTICLE V.
LIMITS OF RESPONSIBILITY; INDEMNIFICATION
     5.1 Limits of Responsibility.
(a)	Except as otherwise expressly set forth herein, the Management Company assumes no responsibility under this Agreement other than to provide the Services called for under this Agreement in accordance with the terms of this Agreement and shall not be responsible for any action of the Owner in following or declining to follow any advice or recommendations of the Management Company.

(b)	Except as otherwise expressly set forth herein, there are no representations or warranties made by the Management Company, express or implied, at law or in equity, with respect to the subject matter hereof.

(c)	Notwithstanding any other provision of this Agreement to the contrary, in no event shall (i) the Owner be liable to the Management Company or (ii) the Management Company be liable to the Owner, for loss of profits or consequential, incidental, punitive, exemplary, treble, special or indirect damages of any kind arising out of or related to this Agreement, in each case whether arising in contract, warranty, tort, strict liability, by operation of law or otherwise, except for any such damages recovered by any Third Party against any Party in respect of which such Party would otherwise be entitled to indemnification pursuant to the this Article V.

(d)	Notwithstanding anything to the contrary in this Agreement, the Management Company’s aggregate liability to the Owner on all claims of any kind, whether based on contract, warranty, tort, strict liability, by operation of law or otherwise, for all losses or damages to the Owner arising out of, connected with, or resulting from this Agreement shall in no event exceed $7,500,000.
     5.2 Indemnification by the Owner. The Owner shall, to the full extent lawful, reimburse, indemnify, defend and hold each of the Management Company and its affiliates and their respective stockholders, members, partners, owners, directors, managers, officers, employees and members of the Senior Management Team (the “Management Company Indemnified Parties”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (each a “Loss” and collectively, “Losses”) in respect of or arising from (i) breaches by the Owner of this Agreement and (ii) any action, suit, claim, demand or proceeding commenced by a Third Party relating to (A) the acts or omissions by any of the Management Company Indemnified Parties (x) performed or omitted in providing the Services under this Agreement in accordance with the standard of care set forth in Section 2.7 or (y) relating to actions or omissions by the Management Company, any employee or officer of the Management Company or any member of the Senior Management Team performed or omitted at the direction of the Management Committee and (B) the Owner’s fraud, bad faith, gross negligence or willful misconduct.

     5.3 Indemnification by the Management Company. The Management Company shall, to the full extent lawful, reimburse, indemnify, defend and hold each of the Owner and its affiliates and their respective stockholders, members, partners, directors, owners, managers, officers and employees (the “Owner Indemnified Parties”) harmless of and from any and all Losses in respect of or arising from (a) claims and causes of action that the Management Company’s employees or contractors used to perform the Services may have for any compensation, benefits or violations of any statute or regulation governing employee rights and benefits, (b) the Management Company (or its employees, representatives, agents or contractors) acting or omitting to act in providing the Services in breach of the standard of care set forth in Section 2.7 or (c) claims or causes of action by Third Parties relating to (i) breaches by the Management Company of this Agreement, (ii) any decision, action or failure to act by the Management Company affecting or relating to the employee status or employment relationship of any employee of the Management Company, and (iii) the Management Company’s fraud, bad faith, gross negligence or willful misconduct.
     5.4 Indemnity Amount. Except as otherwise provided in this Article V, in the event that either the Owner or the Management Company, as applicable, is obligated to indemnify and hold an Indemnified Party harmless under this Article V, the amount owing to the Indemnified Party will be the amount of the Indemnified Party’s actual loss net of any insurance proceeds actually received by the Indemnified Party following a reasonable effort by the Indemnified Party to obtain such insurance proceeds.
     5.5 No Waiver of Partnership Agreement Indemnification and Exculpation Provisions. Nothing contained herein shall limit any indemnity, exculpation or release of claims provided by the Owner to its officers, directors, employees and the Senior Management Team pursuant to the Partnership Agreement.
ARTICLE VI.
FORCE MAJEURE
     6.1 Excused Performance. A Party shall not be responsible or liable for or deemed in breach of this Agreement for any delay or failure in the performance of its obligations under this Agreement to the extent such performance is prevented by a Force Majeure; provided that:
(a)	the affected Party gives the other Party prompt Notice describing the particulars of the Force Majeure and the proposed cure;

(b)	the suspension of performance is of no greater scope and of no longer duration than is reasonably attributable to the Force Majeure;

(c)	the affected Party uses commercially reasonable efforts to remedy its inability to perform its obligations under this Agreement; and

(d)	when the affected Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written Notice to that effect.

     6.2 No Preclusion. The existence of a Force Majeure shall not relieve any Party of (1) any of its payment obligations under this Agreement, or (2) any other obligation under this Agreement to the extent that performance of such other obligation is not precluded by such Force Majeure.
     6.3 Limitations on Effect of Force Majeure. In no event will any delay or failure of performance caused by a Force Majeure extend this Agreement beyond its Term.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES
     7.1 Owner Representations. The Owner represents and warrants as of the Effective Date that:
(a)	The Owner is a general partnership duly organized and validly existing under the laws of the State of Delaware and has all necessary authorizations required by applicable Law to perform its obligations under this Agreement (other than those authorizations the failure of which to obtain could not reasonably be expected to have a material adverse effect on the Owner’s ability to perform its obligations under this Agreement);

(b)	The execution, delivery and performance of this Agreement by the Owner have been duly authorized by all requisite partnership action and will not: (i) violate any provisions of its organizational documents; or (ii) result in the breach or acceleration of any performance required by the terms of any contract, agreement or arrangement to which it is a party or any applicable Laws, if such breach or acceleration could reasonably be expected to have a material adverse effect on the Owner’s ability to perform its obligations under this Agreement; and

(c)	This Agreement is the valid and binding obligation of the Owner, enforceable against the Owner in accordance with its terms, except as the enforceability thereof may be limited by applicable Bankruptcy Laws affecting creditors’ rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.
     7.2 Management Company Representations. The Management Company represents and warrants as of the Effective Date that:
(a)	The Management Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has all necessary authorizations required by applicable Law to perform its obligations under this Agreement (other than those authorizations the failure of which to obtain could not reasonably be expected to have a material adverse effect on the Management Company’s ability to perform its obligations under this Agreement);

(b)	The execution, delivery and performance of this Agreement by the Management Company have been duly authorized by all requisite limited liability company action and will not: (i) violate any provisions of its organizational documents; or (ii) result in the breach or acceleration of any performance required by the terms of any contract, agreement or arrangement to which it is a party, or any applicable Laws, if such breach or acceleration could reasonably be expected to have a material adverse effect on the Management Company’s ability to perform its obligations under this Agreement; and
(c)	This Agreement is the valid and binding obligation of the Management Company, enforceable against the Management Company in accordance with its terms, except as the enforceability thereof may be limited by applicable Bankruptcy Laws affecting creditors’ rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.
ARTICLE VIII.
DEFAULT; REMEDIES; ASSIGNMENT
     8.1 Events of Default. Each of the following shall constitute an “Event of Default” in respect of a Party (the “Defaulting Party”) under this Agreement:
(a)	failure by the Defaulting Party to pay when due any payment owed hereunder which failure continues unremedied for a period of thirty (30) days following the Notice thereof from the other Party (the “Non-Defaulting Party”), provided the payment is not the subject of a good faith dispute;

(b)	failure by the Defaulting Party to perform any other material obligations or covenants hereunder which failure continues unremedied for a period of sixty (60) days following Notice thereof from the Non-Defaulting Party, provided that if such failure is not remedied within such sixty (60) day period and the Defaulting Party is proceeding with diligence and in good faith to remedy such failure, then the time within which such failure may be remedied shall be extended for an additional sixty (60) days;

(c)	any representation or warranty herein made by the Defaulting Party shall have been false when made;

(d)	(i) a receiver or liquidator or trustee of the Defaulting Party or of any of its property shall be appointed by a court of competent jurisdiction, and such receiver, liquidator or trustee shall not have been discharged within forty five (45) days or by decree of such court; (ii) such Defaulting Party shall be adjudicated bankrupt or insolvent or any substantial part of its property shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of forty five (45) days after the entry thereof; or (iii) a petition to declare bankrupt or to reorganize such Defaulting Party pursuant to any of the applicable Bankruptcy Law, shall be filed against such Defaulting Party and shall not be dismissed within forty five (45) days after such filing; and
(e)	a Defaulting Party shall: (i) file a voluntary petition in bankruptcy under applicable Bankruptcy Law; (ii) consent to the filing of any bankruptcy or reorganization petition against it under any Bankruptcy Law; (iii) file a petition or answer or consent seeking relief or assisting in seeking relief in a bankruptcy under any Bankruptcy Law; (iv) consent to the filing of any bankruptcy or reorganization petition against it under any Bankruptcy Law; (v) file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any Bankruptcy Law, or an answer admitting the material allegations of a petition filed against it in such a proceeding; (vi) make an assignment for the benefit of its creditors; (vii) admit in writing its inability to pay its debts generally as they become due; or (viii) consent to the appointment of a receiver, trustee or liquidator of it or of all or any part of its property.
     8.2 Remedies. Upon an Event of Default, the Non-Defaulting Party may terminate this Agreement and exercise all of its rights and remedies in equity or at law. In addition to all its other rights and remedies, a Non-Defaulting Party shall be entitled to set off amounts due and payable to the Defaulting Party against amounts owed by the Defaulting Party under this Agreement.
ARTICLE IX.
GENERAL PROVISIONS
     9.1 Choice of Law; Submission to Jurisdiction. This Agreement and the rights of the Parties hereunder shall be interpreted in accordance with the laws of the State of Texas and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws. The Parties further agree that any legal action or proceeding with respect to this Agreement or any document or matter relating hereto may be brought only in a federal or state court of competent jurisdiction in Dallas, Texas. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of such action or proceeding in any such respective jurisdiction.
     9.2 Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
     9.3 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Party to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next business day. All notices, requests and consents to be sent to a Party must be sent to or made at the address set forth below or at such other address as that Party may specify by notice to the other Party:
     If to the Owner:
RIGS Haynesville Partnership Co.
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
Attention: Executive Vice President
With a copy to: Alinda Capital Partners LLC
150 East 58th Street
39th Floor
New York, NY 10155
Attention: Chief Legal Counsel
If to the Management Company:
Regency Employees Management LLC
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
Attention: Chief Financial Officer
With a copy to: Chief Legal Officer
A Party may change its address for the purposes of notices hereunder by giving notice to the other Party specifying such changed address in the manner specified in this Section 9.3.
     9.4 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.
     9.5 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     9.6 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

     9.7 Amendment or Modification. This Agreement may be amended, modified or supplemented from time to time only by a written agreement executed by each of the Parties.
     9.8 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party.
     9.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each of the Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile or other electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart by such Party.
     9.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.
     9.11 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute either Party a partner, agent, employee or representative of the other Party, or to create any fiduciary relationship between the Parties. The Management Company shall at all times be deemed to be an independent contractor and none of its employees or the employees of its contractors or subcontractors shall be considered employees of the Owner.
     9.12 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.
     9.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Law.
     9.14 No Recourse. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any current or former stockholder, member, partner, owner, director, manager, officer or employee of the Management Company (including any current or former member of the Senior Management Team) or of the Owner or any of their respective officers, directors, employees, agents or representatives.
     9.15 Signatories Duly Authorized. Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.
     9.16 Books and Records. The Management Company shall keep full and adequate books of account and such other records as are necessary to reflect the results of operation of the Owner, such books and records to be maintained at the offices of the Owner (it being agreed that the Management Company may keep its own books and records related to the performance of this Agreement at a location of its choosing). Such books of account shall be kept in accordance with GAAP, or as otherwise reasonably directed by the Owner. All of such books and records shall be and remain at all times the property of the Owner and upon any termination of this

Agreement, all of such books and records (together with any copies thereof except to the extent that the Management Company shall be required to retain such copies in accordance with applicable Laws) shall be turned over to the Owner forthwith so as to ensure the orderly continuance of the operation of the Owner.
     9.17 Audit Rights. Upon reasonable notice, the Owner (and its representatives and agents) shall have the right to audit and inspect, the books, records and other documents applicable to the Services and invoices set forth herein during normal business hours at the Management Company’s principal place of business for a period of one year following the date an invoice is delivered to the Owner.
     9.18 Survival. Any provision of this Agreement which contemplates performance subsequent to termination of this Agreement (including payment obligations arising prior to such termination, dispute resolution procedures, or indemnities in respect of events or situations existing prior to such termination) shall survive such termination and continue in full force and effect for the limited purposes set forth therein.
     9.19 Mutuality of Drafting. The Parties hereby stipulate and agree that each of them fully participated and was adequately represented by counsel in the negotiation and preparation of this Agreement and the Parties further stipulate and agree that in the event of an ambiguity or other necessity for interpretation to be made of the content of this Agreement, this Agreement shall not be construed in favor of or against the Owner or the Management Company as a consequence of one Party having had a greater role in the preparation of this Agreement, but shall be construed as if the language were mutually drafted by both Parties with full assistance of counsel.
[The Remainder of this Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

RIGS HAYNESVILLE PARTNERSHIP CO.

By:	/s/ Byron R. Kelley

Name:	Byron R. Kelley
Title:	Authorized Person

REGENCY EMPLOYEES MANAGEMENT LLC

By:	Regency Employees Management Holdings LLC, its general partner

By:	Regency GP LLC, its sole member

By:	/s/ Byron R. Kelley

Name:	Byron R. Kelley
Title:	President and Chief Executive Officer

Schedule 2.1
G&A Services
     (a) in-house legal and compliance services (including, but only to the extent in-house counsel is fully qualified to provide such services, the preparation and submission of filings under any Law applicable to the Assets and submitting applications to obtain necessary governmental approvals and permits applicable to the Assets);
     (b) in-house accounting and bookkeeping services;
     (c) billings and collections;
     (d) in-house cash management services;
     (e) in-house treasury and finance services (including preparation of the financial statements and reports described in Section 9.2 of the Partnership Agreement to the extent such reports are prepared by the Management Company’s in-house personnel with respect to the Assets as of the Effective Date);
     (f) in-house tax planning and preparation services;
     (g) in-house risk management services, including management of the procurement of insurance;
     (h) office space;
     (i) in-house health, safety and environmental services;
     (j) in-house information technology and data processing services;
     (k) in-house human resources and benefit planning and administration services;
     (l) in-house payroll management services;
     (m) internal audit and tax services;
     (n) in-house strategic planning;
     (o) in-house corporate development;
     (p) in-house capacity marketing;
     (q) assistance with debt financing;
     (r) assistance with asset sales;

2.1-1

     (s) prepare and submit to the Owner daily reports showing all product movements on the Assets by receipt and delivery point;
     (t) communicate and coordinate with the point operators on the Assets the daily delivery and receipt of products to and from the Assets by such point operators;
     (u) prepare and submit to the Owner a quarterly report summarizing financial results, operations and routine maintenance for the preceding calendar quarter;
     (v) manage rights-of-way agreements, including maintaining all books, records, and files related to the rights-of way;
     (w) maintain books and records for testing, operating, inspecting, and maintaining the Assets;
     (x) comply with all licensing, permitting, removal, remediation, and abatement of any contamination or pollution which now exists and that relates to the Assets;
     (y) make and file, in the name and on behalf of the Owner, all required operational reports with Governmental Authorities;
     (z) calculate measurement balance between receipts and deliveries and make product shipments per written or electronic instructions of the Owner; and
     (aa) update, implement, and use environmental, health, and safety programs and procedures that are at least as stringent as the Owner’s programs and procedures in effect from time to time and of which the Management Company has been notified in writing by the Owner from time to time.

2.1-2

Schedule 2.2
O&M Services
     (a) prepare for, handle, and respond to, in the name and on behalf of the Owner, all audits and inspections of the Assets by any Governmental Authority, including those by the Department of Transportation Office of Pipeline Safety and the Environmental Protection Agency;
     (b) perform all one-call response and line locates;
     (c) perform line and air patrols;
     (d) use and maintain a Supervisory Control and Data Acquisition Assets (SCADA) to monitor and remotely operate the Assets;
     (e) maintain and repair all equipment, materials, machinery, and other facilities comprising any part of the Assets, including Supervisory Control and Data Acquisition System (SCADA) equipment;
     (f) retain contractors to repair any leaks to the Assets and related clean-up and remediation in accordance with applicable Laws;
     (g) schedule and record details of the regular inspection of all of the Owner’s equipment and maintain a database of all such records and furnish the Owner with copies of all inspection results;
     (h) obtain all certification required under applicable Laws for the Owner equipment; maintain all documentation for the equipment as well as update the documentation with any subsequent bulletins, notes, warnings and cautions published by the original equipment manufacturer; forward copies of all such notifications to the Owner;
     (i) measure product receipts and deliveries, align valves as required to make receipts and deliveries, make tests of product quality, and calibrate and prove meters and other measuring devices, as required;
     (j) purchase, in the name and on behalf of the Owner, electric power, gas, and other fuel for operation of the Assets;
     (k) assist the Owner with the Owner’s payment and settlement of any pipeline measurement imbalances or product allocations, scheduling, or nominations;
     (l) operate and maintain cathodic protection, including installation of new rectifiers and ground beds necessary to provide supplemental cathodic protection, and replace existing rectifiers and ground beds which are worn out or damaged by outside forces such as lightning;

2.2-1

     (m) respond timely to any emergency, notify the Owner of the emergency, and perform any activities related to response to the emergency;
     (n) update, implement, and use a pipeline Integrity Management Program (“IMP”) in compliance with 49 CFR Part 195.452 and that meets the following guidelines:
(i)	the IMP will provide for inspection, risk analysis, integrity testing (including pigging and smart pigging), maintenance, and repair adequate to ensure pipeline integrity in accordance with and at least as stringent as required under 49 CFR Part 195;

(ii)	under the IMP, the Management Company shall schedule and perform the required integrity testing using one or more of the methods, tools, and equipment as defined in 49 CFR Part 195.452 to inspect the Assets at a minimum frequency as required by applicable Laws and, subject to the Owner’s review, to repair any noted deficiencies in the Assets in accordance with applicable Laws. The Management Company shall make available to the Owner upon reasonable advance notice by the Owner and during normal business hours, the results of any integrity test required by 49 CFR Part 195.452, well as all documentation maintained by the Management Company concerning the mechanical integrity and condition of the Assets and any maintenance records;

(iii)	the Management Company shall provide reasonable advance notice to the Owner of any integrity tests and proposed related repairs to be performed in accordance with the IMP and the Owner shall have the right to observe all such tests and repair work; and

(iv)	the Management Company shall maintain a current copy of the IMP and provide such current copy to the Owner;
     (o) update and maintain the current emergency response plans in compliance with applicable Laws and conduct emergency response training;
     (p) erect and maintain signage in accordance with applicable Laws and Prudent Industry Practices identifying the Management Company as the operator;
     (q) maintain inventory of spare parts and supplies on behalf of the Owner; and
     (r) maintain rights-of-way (tree trimming, mowing etc.).

2.2-2

Schedule 2.3
Construction Management Services
     (a) use commercially reasonable efforts to cause the Development Project to be constructed in accordance with the Haynesville Expansion Budget or the applicable Project Budget (including any applicable timeline set forth therein) in all material respects;
     (b) manage the coordination of, all work and services required for the engineering, procurement, construction, commissioning, startup and testing of the Development Project;
     (c) apply for and obtain, in the name and on behalf of the Owner, any and all authorizations, permits, licenses and approvals which are required by governmental authorities to be taken out in the Owner’s name in connection with the Development Project;
     (d) oversee and administer with respect to the Development Project (i) each equipment supplier under each equipment purchase agreement, and (ii) each vendor, supplier or service provider under each other agreement or document to which the Management Company is a party relating to the Development Project;
     (e) assist the Owner in acquiring materials related to the Development Project that are required to be acquired by the Owner;
     (f) negotiate any development and construction documents (and amendments thereof and waivers of rights thereunder) for execution and delivery by the Owner;
     (g) maintain all books and records with respect to the Development Project conducted on behalf of the Owner;
     (h) contest, in the name and on behalf of the Owner, any mechanics’ or materialmen’s lien;
     (i) bring any claims on behalf of the Owner, or defend any claims against the Owner, or seek resolution of any disputes between any Person and the Owner arising from the Management Company’s performance of the Construction Management Services; and
     (j) enforce the Owner’s rights under the development and construction documents.

2.3-1

Schedule 2.5
Insurance
All-Risk Property and Business Interruption

Named Insured:	Regency Energy Partners, LP
(Broad Form Named Insured applies)
Insureds:	To include the Owner
Coverage:	All Risks of direct physical loss or damage except as excluded
Description of Covered Property:	Gas Plants and Gas Gathering Systems
Locations Insured:	As currently scheduled and as may be requested in the future
Values Insured:	The scheduled insured values as may be amended at the request of or in consultation with the Owner from time to time.
Limit of Insurance:	$100,000,000 Each Occurrence
Key Sub-Limits:	Each Occurrence unless otherwise stated
Business Interruption	Per Schedule
Earthquake	$50,000,000 Aggregate, except No Coverage California Earthquake
Flood	$20,000,000 Aggregate, except $10,000,000 Zones A and V
Named Windstorm	$100,000,000 Aggregate
Accounts Receivable	$10,000,000
Civil/Military Authority	4 weeks (5 mile limitation)
Claims Preparation	$500,000
Contingent Business Interruption/Contingent Extra Expense	$10,000,000
Course of Construction	$10,000,000 (No DSU)
Debris Removal (greater of)	$5,000,000 or 25% of adjusted direct property loss
Demolition/Increased Cost of Construction	$10,000,000
Extra Expense	$10,000,000
Expediting Expense	$10,000,000
EDP Equipment and Media	$10,000,000
Errors and Omissions	$5,000,000
Fine Arts	$250,000
Fire Fighting Expenses	$1,000,000
Ingress/Egress	$4 weeks (5 mile limitation)

2.5-1

Leasehold Interest	$2,500,000
Unnamed Locations	$5,000,000
Newly Acquired Property	$10,000,000 (Excludes BI, Flood, Earthquake, Named Windstorm)
Pollution Cleanup	$250,000 subject to $500,000 aggregate
Pipelines River Crossings	$5,000,000
Service Interruption	$10,000,000
Transit Inland	$10,000,000
Valuable Papers and Records	$10,000,000
Period of Indemnity:	12 Months
Deductibles — Physical Damage:	$250,000 Each Occurrence, except 2% location TIV Zone A or V Flood ($250,000 minimum)
Deductibles — Time Element:	720 Hours Business Interruption, Time Element Extra Expense, Contingent Business Interruption, Contingent
Extra Expense 48 Hours Waiting Period (qualifier)
Notable Clauses and Coverage Extensions:	72-Hour Clause — Wind, Flood and Earthquake
Unintentional Errors or Omissions
Underground pipelines and river crossings as Covered Property
Notable Exclusions and Restrictions:	Exclusion — Terrorism
Exclusion — Transmission lines beyond 1,000 feet from insured premises
Exclusion — Data Distortion/Corruption
Exclusion — Date Recognition (Millennium endorsement)
Exclusion — Mold
Exclusion — Political Risk
Exclusion — Asbestos
Exclusion — Biological or Nuclear
OFAC Endorsement
Off-Premises Power/Service Interruption limited to one (1) mile
Valuation:	Repair or Replacement Cost
Coinsurance:	Not applicable (Agreed Amount)
Additional Insured:	As endorsed
Waiver of Subrogation:	Permissible
Cancellation:	60 days, except 10 days for non-payment of premium
Invalidation:	Included

2.5-2

Commercial General Liability

Named Insured:	Regency Energy Partners, LP
(Broad Form Named Insured applies)
Insured	To Include the Owner and Management Company
Limits of Liability:	$1,000,000 Each Occurrence
$2,000,000 General Aggregate
$2,000,000 Products/Completed Operations Aggregate
$1,000,000 Personal and Advertising Injury Limit
$300,000 Damage to Rented Premises — Any One Premises
$10,000 Medical Expense Limit — Any One Person
$1,000,000 Employee Benefits Liability — Each Claim/Aggregate
$1,000,000 Time Element Pollution — Each Claim
$2,000,000 Time Element Pollution — Aggregate
Deductibles:	None, except
$10,000 Employee Benefits Liability
$10,000 Time Element Pollution
Coverage Extensions:	Unintentional Failure to Disclose Hazards
Notice of Occurrence (enhanced)
Knowledge of Occurrence (enhanced)
Contractual Liability — Railroads
Time Element Pollution — Date Trigger 30/60
Amendment — Professional Health Care Services by Employees Certified Terrorism
Notable Exclusions and Restrictions:	Non-cumulation of liability Exclusion — Violation of Statutes Governing Communications
Exclusion — Nuclear Energy Liability
Exclusion — Asbestos
Exclusion — Discrimination
Exclusion — Employment Related Practices
Exclusion — Electromagnetic Fields
Exclusion — MTBE
Exclusion — Total Pollution
Exclusion — Silica
Exclusion — All Professional Services
Exclusion — Lead
Exclusion — Radioactive Matter
Exclusion — PCB
Exclusion — Fungi or Bacteria
Exclusion — Punitive Damages Related to Certified Act of Terrorism
Exclusion — Terrorism (coverage limited to Certified Acts of Terrorism)
Additional Insured:	Blanket as required by contract
Waiver of Subrogation:	Blanket as required by contract
Other Insurance:	TBD
Cancellation:	60 days, except 10 days for non-payment of premium
Separation of Insureds:	Included

2.5-3

Automobile Liability

Named Insured:	Regency Energy Partners, LP
(Broad Form Named Insured applies)
Insured:	To include the Owner and Management Company
Limits of Liability:	$1,000,000 Combined Single Limit — Per Accident
Statutory Personal Injury Protection
Statutory Uninsured/Underinsured Motorist
Deductibles:	None
Coverage Extensions:	Drive Other Car (Limit $1,000,000)
Pollution Liability — Broadened for Covered Autos
Employees as Insureds
Coverage for Certain Operations in Connection with Railroads
Hired Autos Specified as Covered Autos You Own
Motor Carrier Act of 1980 (MCS90)
Notable Exclusions and Restrictions:	Exclusion — Nuclear Energy Liability
Exclusion — Terrorism
Additional Insured:	Any lessor with written contact requiring primary insurance, and blanket as required by contact
Waiver of Subrogation:	Blanket as required by contract
Other Insurance:	TBD
Cancellation:	60 days, except 10 days for non-payment of premium
Separation of Insureds:	Included
Workers’ Compensation & Employers’ Liability

Named Insured:	Regency Energy Partners, LP and Management Company
(Broad Form Named Insured applies)
Additional Insured:	To include the Owner (if insurance policy practices permit)
Limits of Liability:	Coverage A — Workers’ Compensation
Statutory Coverage B — Employers’ Liability
$1,000,000 Bodily Injury by Accident — Each Accident
$1,000,000 Bodily Injury by Disease — Each Employee
$1,000,000 Bodily Injury by Disease — Policy Limit
Deductibles:	None
Coverage Extensions:	Alternate Employer Endorsement
Foreign Coverage Endorsement
Repatriation Expense Endorsement

2.5-4

Employers’ Liability (ND, WA, WV, WY, OH)
Longshore and Harbor Workers’ Compensation Act Coverage
Maritime Coverage
Knowledge and Notice of Occurrence (enhanced)
Unintentional Errors or Omissions in Reporting
Voluntary Compensation Endorsement
Voluntary Compensation Maritime Endorsement
Notable Exclusions and Restrictions:	Exclusion — Certified Acts of Terrorism
Waiver of Subrogation:	Blanket as required by contract
Cancellation:	60 days, except 10 days for non-payment of premium
First Excess Liability (Claims Made)

Named Insured:	Regency Energy Partners, LP
(Broad Form Named Insured applies)
Insured:	To include the Owner and Management Company
Retroactive Date:	December 1, 2004
Limits of Liability:	$35,000,000 Each Occurrence
Per % interest Joint Venture Limit
$35,000,000 Products/Completed Operations Aggregate
$0 Failure to Supply Aggregate
$35,000,000 Pollution Liability Aggregate
$35,000,000 Medical Malpractice Injury Limit
Underlying Insurance:	$1,000,000 General Liability
$1,000,000 Pollution Liability
$1,000,000 Care, Custody or Control
$1,000,000 Employers’ Liability
$1,000,000 Automobile Liability
$10,000,000 Non-Owned Aircraft Liability
$1,000,000 Each Occurrence not covered by underlying insurance
Deductibles:	None
Notable Exclusions and Restrictions:	Exclusion — Nuclear Energy Liability
Exclusion — Employment Practices Liability
Exclusion — MTBE
Additional Insured:	Blanket as required by contract
Waiver of Subrogation:	Permissible prior to loss
Other Insurance:	This policy is excess of (a) any other valid and collectable insurance, (b) 10% of the limit of any EED, OEE or similar policy form, or (c) $1,000,000 per occurrence of Pollution Liability
Cancellation:	90 days, except 10 days for non-payment of premium
Separation of Insureds:	Included
Second Excess Liability (Claims Made)

2.5-5

Named Insured:	Regency Energy Partners, LP
(Broad Form Named Insured applies)
Insured	a) To include the Owner and Management Company
Retroactive Date:	December 1, 2004
Limits of Liability:	$115,000,000 Each Occurrence
$115,000,000 Aggregate
Excess of underlying limits
Underlying Insurance:	$35,000,000 Each Occurrence
TBD Joint Venture Limit
$35,000,000 Products/Completed Operations Aggregate
$0 Failure to Supply Aggregate
$35,000,000 Pollution Liability Aggregate
$35,000,000 Medical Malpractice Injury Limit
In turn excess of primary limits/retentions
Self-Insured Retention:	$250,000 Each Occurrence
Notable Exclusions and Restrictions:	Exclusion — Radioactive Contamination
Exclusion — Cyber Attack
Exclusion — Professional Liability (except BI and PD directly resulting from Midstream Energy Company)
Additional Insured:	TBD
Waiver of Subrogation:	TBD
Other Insurance:	TBD
Cancellation:	TBD
Separation of Insureds:	TBD
Non-Owned Aircraft Liability

Named Insured:	Regency Energy Partners, LP
(Broad Form Named Insured applies)
Insured:	To include the Owner and Management Company
Limits of Liability:	$10,000,000 Combined Single Limit
Bodily Injury and Property Damage
$5,000 Medical Payments — Each Person
$500 Baggage Liability — Each Person
$10,000,000 Personal Injury Liability Aggregate
$10,000,000 Aviation Premises Liability
Deductible:	None
Notable Exclusions and Restrictions:	Exclusion — War Liability
Exclusion — Certified Acts of Terrorism
Coverage Extensions:	Fellow Employee Exclusion deleted
Cancellation:	60 days, except 10 days for non-payment of premium

2.5-6

Employment Practices Liability (Claims Made)

Named Insured:	Regency GP LLC
Insured:	To include the Owner and Management Company
Continuity Dates:	May 31, 2005
Limits of Liability:	$1,000,000 Aggregate
Retention:	$100,000
Notable Exclusions and Restrictions:	TBD
Coverage Extensions:	Discovery Amended — Bilateral 125%
Employment Crisis Fund Endorsement — $25,000
Cancellation:	TBD

2.5-7

Schedule 2.8
Senior Management Team

	Percentage of Dedicated	Percentage of Dedicated
	Working Time (prior to	Working Time (after
	completion of Haynesville	completion of Haynesville
Name	Expansion Project)	Expansion Project)
Martin Anthony	80%	50%
Pat Giroir	80%	50%
Brian Reese	80%	50%

2.8-1